Exhibit 99



                   HERSHEY FOODS TO WEB CAST ANALYSTS' MEETING

HERSHEY, Pa. December 9, 2002--Hershey Foods Corporation (NYSE:HSY) announced today that it will hold an analysts' meeting in Hershey on December 13, 2002. The Company will webcast live the presentations from 8:30 a.m. through 12 noon via the Hershey corporate Web site at www.hersheys.com. Please go to the Investor Relations section of the Web site for further details.